                                                                   EXHIBIT 10.37

                            MASTER SERVICES AGREEMENT


         This is a Master Services Agreement ("Master Agreement") dated and effective as of January 1, 1999, between:

         HIGH SPEED ACCESS CORP.
         D/B/A HSA CORP.
         1000 West Ormsby Ave., Suite 210
         Louisville, Kentucky 40210                                  ("HSAC")

                  and

         NATIONAL CABLE TELEVISION COOPERATIVE, INC.
         14809 W. 95th St.
         Lenexa, Kansas 66215                                        ("NCTC")

                                    RECITALS

         A. NCTC is a cooperative which represents the owners/operators of RF cable television franchise(s) and related hybrid fiber-coaxial landline distribution system(s) across the [United States] [North America] (the "Systems") who join as members of NCTC (individually a "Member" and collectively the "Participating Members"). NCTC wishes to facilitate the Participating Members' opportunity to utilize the Systems for high-speed data/Internet access by their respective cable TV subscribers.

         B. HSAC provides high-speed data/Internet access services (the "HSAC Services," as further defined below) to its customers through various sources, including without limitation, cable television plants and systems.

         C. HSAC and NCTC wish to enter into this Master Agreement to provide for HSAC's provisioning of HSAC Services to Participating Member's and their cable subscribers, and govern various aspects of the relationship between HSAC and NCTC as provided herein.

         NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein and other good and valuable consideration, the mutuality, receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree:

         1. DEFINITIONS. Unless otherwise defined herein, all capitalized terms shall have the meaning ascribed to them in the form of Network Services Agreement attached hereto as Exhibit A, which is incorporated herein by reference.

         2. NETWORK SERVICES AGREEMENT; TERM.

         (a) NCTC and HSAC agree that Participating Members may, from March 1, 1999 through December 31, 2000, subject to the Clustering requirements described below, take and offer HSAC Services by entering into an Adoption Supplement and Network Services Agreement with HSAC (a "Network Services Agreement"), the form of which is attached hereto as Exhibit A. NCTC and HSAC further agree to







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enter into good faith negotiations not later than October 1, 2000 (and every two
(2) years thereafter) to renew and/or enter into a successor Master Agreement and form of Network Services Agreement (to be effective on January 1, 2001 (and every two (2) years thereafter) (together the "Successor Agreements").

         (b) Notwithstanding the agreement of NCTC and HSAC to renew the Master Agreement every two (2) years, the term of each Network Services Agreement between HSAC and a Member shall commence effective as of the date of execution by a Member, and shall continue for a term of not less than sixty (60) months from the agreed "Launch Date" for each Member's System (the "Initial Term"),and expire of December 31st of the calendar year in which the 60th month falls. The Network Services Agreement shall then renew itself effective as of January 1st of the next calendar year for a 12-month or 24-month term that runs concurrently with the term of any successor Master Agreement between NCTC and HSAC then in effect (i.e., the Network Servicesrenewal may be for one or two years depending on the cycle) unless notice of intent not to renew is sent by either Member or HSAC to the other not less than less than 60 days or more than 120 days prior to such December 31st expiration date. Upon any such renewal, Member shall have the option of continuing to be governed by its original Network Services Agreement, or the successor Network Services Agreement then in effect (except for the length of the term as provided in the previous sentence.

         Example #1: Operator enters into a Network Services Agreement with HSAC with an effective date of August 1, 1999, and HSAC launches HSAC Services on or before November 1, 1999. The Network Services Agreement will expire December 31, 2004. NCTC and HSAC enter into a Successor Agreements and Network Services Agreement effective January 1, 2003. Operator shall have a 60-day option commencing September 1, 2004 to either (i) allow the Network Services Agreement to expire, or (ii) (a) renew the Network Services Agreement then in effect with HSAC or adopt the terms and conditions of the successor Network Services Agreement for a period commencing January 1, 2005, and expiring on December 31, 2005.

         Example #2: Operator enters into a Network Services Agreement with HSAC with an effective date of August 1, 2000, and HSAC launches HSAC Services on or before November 1, 2000. The Network Services Agreement will expire December 31, 2005. NCTC and HSAC enter into a Successor Agreements and Network Services Agreement effective January 1, 2005. Operator shall have a 60-day option commencing September 1, 2005 to either (i) allow the Network Services Agreement to expire, or (ii) renew the Network Services Agreement then in effect with HSAC or adopt the terms and conditions of the successor Network Services Agreement for a period commencing January 1, 2005, and expiring on December 31, 2007.

         3. CLUSTERING. HSAC shall not be required to individually provision HSAC Services to, and instead shall enjoy complete discretion to "cluster," the Systems of Participating Members that encompass fewer than 5000 homes passed (a "Sub-5000 System"). Us used herein or in any Network Services Agreement, a "cluster" or "clustering" means that one or more Sub-5000 Systems may, for purposes of aggregating the flow of data to, from and among such Sub-5000 Systems to HSAC's ISP portal or POP, be combined by HSAC with other Systems or Sub-5000 Systems so that the clustered Sub-5000 Systems mimic the size, economic and technical specifications of a System exceeding 10,000 homes passed. The head ends of clustered Sub-5000 Systems must situate within a 50-mile radius of each other either concentrically or






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sequentially, and shall employ such data transmission technology (telco circuit,
VSAT, xDSL, etc.) as HSAC shall determine in its sole discretion.

         4. MOST FAVORABLE REVENUE SHARING. If, during the term of this Agreement, HSAC enters into a Network Services Agreement for the provision of HSAC Services to a Participating Member with an equal or fewer number of Data Subscribers than the then-aggregate number of Participating Members' Data Subscribers under which HSAC pays a higher percentage of Gross Revenues or Net Gross Revenues, as the case may be, or offers cash or other equivalent consideration (not including equity incentives) not offered to other Participating Members under their Network Services Agreement, then HSAC shall promptly notify NCTC of such agreement, whereupon HSAC, at the election of NCTC and the Operator, shall pay such higher percentage or offer equivalent consideration (not including equity incentives) to other Participating Members as are provided in such Participating Member's agreement; provided that such Participating Member shall be subject to and in compliance with all applicable terms and conditions of the agreement.

         5. MOST FAVORED CONTRACT; EXTENDED TERM. HSAC agrees that during the term of this Agreement that a Participating Member shall have the option of simultaneously terminating any pre-existing network services agreement with HSAC and adopting HSAC Services as a "Participating Member" under the Network Services Agreement provided for herein except that Operator in so doing shall be deemed to adopted a new term of agreement as set forth in Section 2(b) hereof.

         6. NCTC ADMINISTRATION SERVICES; FEE.

                  (a) During the term hereof, NCTC shall perform the following services for HSAC and the Participating Members (the "Administration Services"):

     i. Communication of and endorsement of HSAC Services to Participating Members;

     ii. Tracking and notification of Participating Members with respect to expiration of Network Services Agreements and options with respect to election of Successor Agreements;

     iii. Collection, review, handling and processing of Adoption Certificates and Network Services Agreements; and

     iv. Annual audit of HSAC reports/monthly payments to Participating Members (Section E.4 of the Network Services Agreement).

                  (b) NCTC may at its option elect to collect HSA's Share (as defined in Exhibit E to the Network Services Agreement) from Participating Members serving a billing party under Exhibit E/Section E.3.1 of the Network Services Agreement and remit same to HSAC within 45 days in accordance with the procedure/schedule set forth therein.

                  (c) HSAC shall pay to NCTC annually during the term hereof, on or before January 31, a fee (calculated as of December 31 of the prior year) equal to 1% of the Participating Members' share of the aggregate Gross Revenues and Net Gross Revenues collected from Data Subscribers for the prior calendar year.








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

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

                                        HIGH SPEED ACCESS CORP.

                                        By: /s/ Tom Soulsby
                                           -------------------------------------
                                        Name:   Tom Soulsby
                                             -----------------------------------
                                        Title:  Director of Operations
                                              ----------------------------------

                                        NATIONAL CABLE TELEVISION
                                        COOPERATIVE, INC.


                                        By: /s/ Michael L. Pandzik
                                           -------------------------------------
                                        Name:   Michael L. Pandzik
                                             -----------------------------------
                                        Title:  President & CEO
                                              ----------------------------------


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
                                                                      [HSA LOGO]

                         HSA NETWORK SERVICES AGREEMENT


         This is a NETWORK SERVICES AGREEMENT ("Agreement") dated and effective this 1st day of January, 1999, between:

         HIGH SPEED ACCESS CORP.
         D/B/A HSA CORP.
         1000 West Ormsby Ave., Suite 210
         Louisville, Kentucky 40210                              ("HSAC")

                  and

         A PARTICIPATING MEMBER OF THE
         NATIONAL CABLE TELEVISION COOPERATIVE, INC.
         IDENTIFIED BY EXECUTION OF ADOPTION SUPPLEMENT HERETO
                                                                 (an "Operator")


                                    RECITALS

         A. Operator is a member of the National Cable Television Cooperative, Inc. ("NCTC"), which owns and operates the RF cable television franchise(s) and related hybrid fiber-coaxial landline distribution system(s) identified on the covering Adoption Supplement and EXHIBIT A attached hereto (the "System"), and wishes to offer its cable subscribers the opportunity to utilize the System for high-speed data/Internet access.

         B. HSAC provides high-speed data/Internet access services (the "HSAC Services," as further defined below) to its customers through various sources, including without limitation, cable television plants and systems.

         C. Operator wishes to retain HSAC to provide turnkey implementation of the HSAC Services to its cable subscribers, and HSAC wishes to access and use Operator's System to deliver the HSAC Services to such cable subscribers upon the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein and for other good and valuable consideration, the mutuality, receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree:

         1. DEFINITIONS. Unless otherwise defined in a certain Master Agreement dated as of January 1, 1999, between NCTC and HSAC (the "Master Agreement," to which the form of this








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Network Services Agreement is attached as ANNEX A-2), the following terms, as used herein or in the Master Agreement, shall have the meaning ascribed to them as follows:

                  1.1 "Cable Subscriber" means a cable TV subscriber or potential subscriber residing in a "home passed" (i.e., residence or commercial establishment) in the System regardless of whether such cable TV subscriber or potential subscriber subscribes to HSAC Services or cable television services.

                  1.2 "Cluster" or "Clustering" shall the meaning given them in
Section 3 of the Master Agreement.

                  1.3 "Confidential Information" means any and all information emanating from either HSAC's business or Operator's business in any form, including the terms and conditions of this Agreement, as well as all dates, summaries, reports or information of all kinds, whether oral or written, acquired, devised or developed in any manner by or from HSAC personnel or files or the Operator's personnel or files. The term "Confidential Information" shall not include information which is in the public domain; information known to the recipient party as of the date of this Agreement as indicated by the recipient's written records, unless the recipient party agreed to keep such information in confidence, and information properly obtained hereafter from a source who is not under an obligation of confidentiality with respect to such information; is independently developed by receiving party through persons who have not had, either directly or indirectly, access or knowledge of such Confidential Information which can be verified by independent evidence; or is obligated to be produced under a court order of competent jurisdiction or a valid administrative or congressional subpoena.

                  1.4 "Customer Lists" means the Operator's list of Cable Subscribers in the System and related subscriber information (i.e., name, address, phone number, other demographics, cable TV service level selection, etc.)

                  1.5 "Data Subscriber" means a Cable Subscriber residing in a "home passed" in the System who or which subscribes to HSAC Services regardless of whether such subscriber subscribes to Operator's cable TV service.

                  1.6 "Designated Personnel" means the individuals described in Sections 7 and 8 of this Agreement.

                  1.7 "Gross Revenues" means the gross revenues collected from Data Subscribers in the System for HSAC Services, and which, as used herein, does not include (i) applicable sales or use taxes, (ii) federal, state or local franchise fees, (iii) Home Equipment Package installation fees/set-up charges assessed by HSAC, Operator or other authorized resellers/installers, (iv) rentals paid by Data Subscribers on rented/leased Home Equipment Packages, (v) add-on ISP-type service fees or charges for additional e-mail addresses, static IP








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addresses, commercial ISP web-hosting services, or security/encryption software sold or sublicensed to Data Subscribers under Section 4.2 of this Agreement, and
(vi) except for Local HSAC Content, other add-on fees, "click" charges or other revenues, if any, for "content" (whether proprietary to HSAC and its content providers or Operator), including advertising and promotional revenue or other transaction value (including barter payments or advertising avails), "bring your own access" (BYOA), or other online applications.

                  1.8 "HSAC Network Equipment" means the equipment owned and employed by HSAC for operation of the HSAC Services by connection to the head-end of Operator's System, and shall include, without limitation, all monitoring devices, telecommunications equipment, storage devices, computing and data processing equipment, and software.

                  1.9 "HSAC Services" or "Services" means the turnkey design, installation, activation, testing, operation, marketing, provision, customer service and "call center" support, billing, and maintenance of HSA's high-speed "data over cable" connection/transmission services from and between HSA's Internet ISP/portal and the HSA Network Equipment interfaced with the System that allows Data Subscribers, for a monthly fee and other applicable charges paid to HSAC, to browse the Internet/news groups, receive and send electronic mail (or "E-mail"), and perform related activities and use other data/digital applications.

                  1.10 "HSAC Local Content" means HSAC or Operator-branded or co-branded start-up and other web pages/sites, EPGs (electronic program guides), or other content designed, created or acquired and controlled exclusively by HSAC (as ISP) and offered uniquely by HSAC to Data Subscribers in Operator's System as part of the HSAC Services. "HSAC Local Content" shall not be deemed to include the initial startup and other web pages/sites, EPGs (electronic program guides), or other content that is provisioned or acquired from another source and provisioned generally (e.g., a "start page" provisioned on a nationwide basis) to any and all data subscribers accessing the Internet through the HSAC Services. HSAC and Operator agree that the creation and hosting of HSAC Local Content is an interstate traffic data/transportation business.

                  1.11 "Home Equipment Package" means the cable modem/other set-top device and related power converter/supply, network interface card (NIC), patch cabling, and required software for each Data Subscriber.

                  1.12 "ISP" means HSAC or its successor Internet/information service provider designated by HSAC to provide Internet access to Data Subscribers.

                  1.13 "Market or Regulatory Conditions" means one or more events which materially impacts the ability of HSAC or Operator to attract or retain Data Subscribers, e.g., a repricing, initiation or expansion of competitive services (such as digital subscriber line) by CLEC or ILEC telephone carrier, or by fiber, wireless/satellite-connected Internet service or access







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providers, or the imposition by any federal, state or local regulatory authority of any "open access" requirements on the System or sales, use or privilege taxes, levies, tariffs or duties, license fees, etc. (i.e., an "Assessment") with respect to the HSAC Services, regardless of whether such Assessment, or responsibility for its collection, is imposed on or passed through the ISP, HSAC or Operator.

                  1.14 "Optional Services" means the provisioning and marketing by HSAC of Gross Revenue-generating high-speed digital or data connection/transmission services which utilizes the Operator's RF Plant/head-end equipment and/or passes data through the HSA Network Equipment, including, but not limited to, IP telephony, video/audio streaming, and the deployment of dial-up or cable modems/other set-top devices which are capable of displaying text and graphics directly to a Cable Subscriber's TV set (if connected), etc.

                  1.15 "System" means the "System(s)" as defined in RECITAL A hereto and listed on EXHIBIT A which (i) each encompass not less than 5,000 "homes passed" or qualify as Sub-5000 System(s) (as defined in Section 3 of the Master Agreement) that HSAC may elect to Cluster, (ii) is committed to the deployment of HSAC Services under this Agreement, and (iii) complies with the System Data Requirements.

                  1.16 "System Data Requirements" means the minimum technical requirements set forth on EXHIBIT B hereto to which the System must conform in order for the HSAC Services to operate, including, without limitation, at least 400 MHz of System bandwidth and, for one-way RF plants/systems, at least one (1) 6 MHz channel reserved for the HSA Service, and for two-way RF plants/systems, at least two (2) 6 MHz channels reserved for the HSAC Services.

         2. EXCLUSIVE RIGHT TO PROVIDE HSAC SERVICES; GENERAL OBLIGATIONS OF OPERATOR AND HSAC.

                  2.1 Operator hereby grants to HSAC, and HSAC accepts from the Operator, the sole and exclusive right and privilege to use the System to provide to Operator's Data Subscribers the following:

                  (a)   the HSAC Services; and

                  (b) On a competitive basis, such Optional Services and other high-speed or "dial-up" transmission services (as more fully explained in Section 4 below) which are similar to or competitive with the HSAC Services; provided, that so long as they do not utilize or interfere with the HSA Network Equipment or the 6 MHz channel(s) utilized by the HSAC Services, Operator may provision Optional Services from another third party if within 120 days of Operator's notice to HSAC of Operator's intent, HSAC declines to provision such Optional Services or if HSAC and

                        Operator cannot agree upon engineering specifications, a deployment schedule, or revenue splits for such Optional Services.

                  2.2 Operator covenants and agrees, in accordance with industry standards, to:

                  (a) Carry and distribute the HSAC Services in their entirety, without delay, interruption, alteration, addition, deletion or editing of any portion thereof, and in a manner that will permit the highest quality reception by Data Subscribers as is possible consistent with the System Data requirements and Attainment Measures (defined in Section 3.1 below);

                  (b) maintain its System in accordance with the System Data Requirements for the transmission of HSAC Services throughout the System;

                  (c) take appropriate and commercially reasonable precautions to ensure that the HSAC Services are received only by Data Subscribers, and to use commercially reasonable efforts to prevent unlawful reception, retransmission or use of the HSAC Services by any means, whether now known or hereafter devised, without the prior written authorization of HSAC (if Operator becomes aware that any unauthorized third party is receiving or transmitting any part of the HSAC Services, Operator will notify HSAC in writing of the name and address of such third party); and

                  (d) otherwise comply with all applicable local, state and federal laws, rules, regulation and franchises.

                  2.3 HSAC agrees to implement, deploy and perform the HSAC Services in accordance with industry standards and the terms of this Agreement in a time frame mutually agreed upon by the parties.

         3. PARAMETERS OF HSAC SERVICES. In order to provide HSAC Services during the term of this Agreement, HSAC and Operator agree as follows:

                  3.1   Commissioning of RF Plant System; System Requirements.

                        (a) Prior to the provisioning of HSAC Services, Operator will complete and submit to HSAC and NCTC an Adoption Supplement and System Profile Questionnaire which summarizes the electronic and physical specifications of Operator's System(s) and certifies to HSAC the Operator believes the System(s) conform to the System Data Requirements. Upon review and acceptance of the Adoption Supplement and Questionnaire (subject to HSAC's discretion regarding Clustering and absence of conflicts regarding overbuilding) HSAC will perform a pre-engineering inspection (by spectrum analyzer or otherwise) of Operator's RF plant/System (i.e., a Site Survey"), and furnish Operator with its recommendations for any upgrades, repairs, etc., which may be necessary for the System to meet minimum System Data Requirements (i.e., identification of "Attainment Measures").








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

                        (b) Operator agrees that (i) in order to deliver HSAC Services to Data Subscribers, the System must satisfy the System Data Requirements, (ii) HSAC is not responsible for whether the System satisfies the System Data Requirements, and (iii) it shall promptly undertake (or refuse to take) any reasonable Attainment Measures and maintain the System Data Requirements during the period of time of this Agreement. In the event Operator refuses to effect appropriate Attainment Measures, this Agreement shall terminate without liability of any kind to Operator or HSAC. EXHIBIT B may set forth the time frame agreed upon by Operator and HSAC for the Operator to bring the System into conformity with the System Data Requirements.

                        (c) At such time as Operator and HSAC agree that the System is sound and meets the System Data Requirements, and subject to HSAC's right to defer and Cluster Sub-5000 Systems for deployment, HSAC and Operator will agree within 30 days upon a timetable to "commission" the System, and HSAC shall launch the HSAC Services to Data Subscribers within 180 days thereafter, as follows:


     i. install and connect the HSAC Network Equipment (Operator will provide a reasonable amount of collaction/rack space, physical security, AC/climate control and electrical power supply for the HSAC Network Equipment);

     ii. arrange at HSAC's expense for data transport (via telco, wireless, etc.) from the Internet to the Operator's head-end(s)/System;

     iii. arrange telco return path circuits in one-way Systems;

     iv.  test the HSA Network Equipment interface;

     v. activate the data through-put portion of the HSAC Services, initiate beta testing with a select group of complimentary "beta" customers; and

     vi.  effect a full marketing/revenue "launch" of the HSAC Services.

                        (d) After initial activation of HSAC Services in a System, neither party will make any changes or upgrades to the HSA Network Equipment or Operator's RF Plant/System specifications that might render the System or the HSAC Services inoperable without consulting with the other party regarding the allocation of costs of such changes or upgrades.

                  3.2 Allocation of Maintenance Obligations. Following the commissioning of the System: (

                        a) HSAC will at its own cost and expense furnish and maintain all HSAC Network Equipment attaching to the System/RF plant;

                        (b) Operator will at its own cost and expense operate, maintain and repair the integrity of its RF-Plant/System (including, without limitation, all coaxial cable, head-end equipment, connectors, amplifiers, passive devices/splitters, etc.) and not interfere with the proper








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connection interface of the HSAC Network Equipment to the System, and provide technical personnel to eliminate signal leakage or interruptions in the System.

                        (c) The HSAC Network Equipment will at all times be the property of HSAC, and will be insured by HSAC against casualty loss. Upon termination of this Agreement (unless purchased by Operator pursuant to Section 5 hereof), Operator agrees to make available for recovery by HSAC all HSAC Network Equipment, subject to reasonable wear and tear. HSAC will not damage or disable the System head-end while recovering the HSAC Equipment, and will leave the System functional (except for termination of HSAC Services). Operator will use reasonable care to avoid damaging or disconnecting the HSAC Network Equipment, and will not move, relocate, alter, sell, lease, license, assign, encumber or otherwise tamper with the HSAC Network Equipment, and will pay to repair or replace HSA Network Equipment that Operator or its employees damage.

                  3.3 Home Equipment Package. HSAC will select the vendor/brand of cable Home Equipment Packages, and then procure, rent to*, and arrange for the installation by the Data Subscriber, Operator, or other authorized resellers/installers of, the Home Equipment Package for each Data Subscriber. (*Unless purchased directly at retail by the Data Subscriber, HSAC shall retain ownership of the Home Equipment Package, and Data Subscriber will be required to sign a statement acknowledging such ownership).

                  3.4 Allocation of Operational Responsibilities. Upon activation of the HSAC Services, HSAC will have the exclusive right to manage/monitor the data that flows through the HSA Network
Equipment/data-switched portion of the System. Neither HSAC nor Operator shall be responsible for third-party software.

                  3.5 Notice of Service Failures. Operator and HSAC each agree to notify the other's Designated Personnel promptly of any outages, interruptions or degradation of service in either the RF plant portion or the data portion of the HSAC Services (a "Service Failure") of which they become aware from any source (i.e., a "Notice"). To the extent a Service Failure is traceable to an RF plant defect or malfunction (whether or not due to force majeure), Operator will provide technical personnel within 6 hours or less (or as soon as commercially practicable) to repair and/or respond to such Service Failure and restore the HSAC Services. To the extent the Service Failure is traceable to HSAC Network Equipment or a data stream malfunction (whether or not due to force majeure), HSAC will likewise correct the Service Failure within 6 hours or provide technical personnel within 24 hours (or as soon as commercially practicable) to repair or replace any malfunctioning HSAC Network Equipment. In no event however does HSAC warrant to Operator, or Operator warrant to HSAC, that their respective systems and services (i.e., the System, the HSAC Services, the HSA Network Equipment, or the Internet ISP access portal/data stream afforded by and through the ISP or other utilities will be uninterrupted, error-free or secure from criminal intrusion (i.e., by "hackers").






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

                  3.6 Troubleshooting. Operator and HSAC agree to cooperate and work together diligently to respond to all Service Failures, and shall coordinate the scheduling of maintenance that might interfere with the HSAC Services. Both parties agree and acknowledge that downtime, incorrect or inaccurate Data Subscriber invoicing, and infrastructure problems will be given highest priority attention at all times. Operator and HSAC shall each have access to the other's Designated Personnel (EXHIBITS F and G) on a 24x7 basis (including weekends and holidays) via pager, cell phone or similar means for the purpose of troubleshooting Service Failures pursuant to agreed-upon Escalation Procedures, which may be annexed hereto as EXHIBIT C.

                  3.7 Customer Service. HSAC shall provide a toll-free telephone number and telephone support representatives to take customer service calls from Data Subscribers regarding Service Failures and the performance of the Home Equipment Package, and the Internet browser and electronic mail software provided by third parties. Operator shall also provide its Data Subscribers with a "customer service response" service for the System/RF portion of the HSA Data Network. HSAC shall make its engineers and technicians available as needed on a second-level basis to provide technical support and to serve as liaisons between or among the Data Subscribers, Operator, and HSAC. Except in the case of a Service Failure requiring immediate notification under Section 3.5 above, HSAC will inform Operator of any System/RF Plant problems of which HSAC becomes aware (i.e., RF level, hum, etc.) as soon as commercially practicable.

                  3.8 Billing of Data Subscribers; Internet Usage. The processing of subscriptions for HSAC Services from Data Subscribers and the invoicing of Data Subscribers shall be handled as set forth on EXHIBIT E hereto and incorporated herein by reference. Additionally, HSAC shall distribute to and require Data Subscribers to sign an "Internet End User/Services Agreement" (the "End User Agreement") which describes the limits placed on Data Subscribers rights to damages and indemnification. HSAC shall have the right but not the obligation to enforce the terms and conditions of the End User Agreement and/or reprice or terminate a Data Subscriber's account for violations of the End User Agreement.

                  3.9 Data Subscriber Cancellation/Disconnect. In the event a Data Subscriber terminates all of his, her or its cable TV/RF services with Operator, Operator will notify HSAC and use commercially reasonable efforts to recover and store the Home Equipment Package (except for any NIC/ethernet card inside the customer's computer) for HSAC at no charge. In the event a Data Subscriber cancels only his, her or its subscription to HSAC Services, HSAC shall be responsible for recovering the Home Equipment Package.

                  3.10 Promotional and Build-Out Activities.

         (a) The parties will cooperate reasonably with one another regarding the marketing and promotion of HSAC Services to Operator's Cable Subscribers with the aim of maximizing the number of Data Subscribers. Such cooperation will include (i) a "drop/install" at Operator's expense to any home passed in the System, and (ii) Operator's distribution of marketing to Cable








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


Subscribers regarding the HSAC Services (e.g., a reasonable number of complimentary "ad avails" on Operator's cable TV system on and with appropriate channels, times, durations, and demographics, space in bills, statement messaging, space in installation packs, POP displays, etc.), provided that HSAC will reimburse Operator for the incremental postage associated with bill stuffers. Each party will nominate at least one (1) employee each to meet and jointly review marketing plans and materials assure acceptable quality standards. Operator will not delete or alter, or authorize the deletion or alteration of, any copyright or trademark notice, logo, credit or any other notice included in any promotional materials delivered pursuant to this paragraph.

         (b) Operator will provide HSAC access (both print copy and electronically) to its Customer List(s) on a confidential basis solely for the purpose of developing and implementing a marketing plan, developing and implementing a billing system for Data Subscribers, and otherwise provide "OnLine Help-Desk" modem configuration support, Data Subscriber sign-up, and ongoing customer service.

         (c) The parties further agree to jointly review and evaluate periodically the economic feasibility of expanding (i.e., into a central business district, university campus, etc.) or upgrading Operator's RF Plant in the System in order to increase the number of homes passed and/or commercial Data Subscribers.

                  3.11 Complimentary Accounts. HSAC will at Operator's direction provide to Homes Passed in the System complimentary HSAC Services accounts (except that such recipients of complimentary service must pay for their own Home Equipment Packages as would any other Data Subscriber) as follows:

     a)   up to five (5) non-transferable accounts as designated by Operator;

     b)   a reasonable number of other government/"community service" accounts;

     c) a reasonable number of accounts for Operator's office(s) (via multiple modems or single-modem with hub/proxy server distribution as the parties may agree) within the System, and Operator's employees at their residences; and

     d) such other complimentary accounts as HSAC in its sole discretion shall determine.

These accounts may only be used by the parties to be listed on EXHIBIT D and may not be transferred by Operator or the parties listed without the written consent of HSAC.

                  3.12 Advertising Expenditures; In-System Marketing Personnel. HSAC agrees to commit advertising funds in an amount not less than $1.50 per Home Passed in connection in the initial Launch Date, and at least $.25/Home Passed annually in such System thereafter. In addition, with respect to Systems encompassing 10,000 or more homes passed, HSAC will hire or retain one (1) "local" marketing manager/firm to coordinate the initial launch of HSAC Services and follow-on Data Subscriber-end user sales and installation activities in the System. In Systems encompassing fewer than 10,000 homes passed and Clustered/Sub-5000 Systems, HSAC will engage or retain a "regional" manager/firm for the System and other Systems in the area (which may or may not be Systems owned by Participating Members) for the purpose of coordinating and supervising the marketing of HSA Services to Data Subscribers.

         4. Miscellaneous Matters Regarding Branding, Optional Services; Content, Other Matters.

                  4.1 Branding. HSAC will brand, market, deploy and support the HSAC Services in the System under the Operator's tradenames (with Operator's reasonable consent) or such other brands/service marks or co-brands as HSAC and Operator may jointly designate. HSAC is accordingly granted a license to use Operator's name and logo to brand the HSAC Services and create HSAC Local Content, which shall include, advertising, opening web pages, billing, etc. HSAC will produce and distribute all marketing materials and execute all marketing plans applicable to the HSAC Services.

                  4.2 Exclusivity; Limits on Overbuilding/Competition. HSAC will enjoy exclusive rights under this Agreement to provide HSAC Services (and non-Gross Revenue generating enhancements to those HSAC Services) in the System. This includes the rights to market, invoice, and retain its share of Gross Revenues on accounts enrolled by HSAC on homes passed and business/commercial subscribers (whether connected by coax or fiber) regardless of whether the Operator is competing in the System area as a CLEC (i.e., a tariffed Competitive Local Exchange Carrier), CAP (i.e., a Competitive Access Provider), or other form of carrier or telco contractor. Except as provided in Section 4.5 below in connection with "dial-up" services, HSAC will not deploy HSAC Services under an agreement with or in conjuction with another MSO-cable operator/overbuilder within the System. Moreover, HSAC may in its discretion refuse to accept any Adoption Supplement or deploy HSAC Services in connection with any Operator's overbuild activities.

                  4.3 Content. HSAC shall designate and prescribe the Data Subscriber's initial start page and the content thereof. HSAC will also create and distribute HSAC Local Content linked to such initial start page. Prior distributing such HSAC Local Content, HSAC will furnish same to Operator, whereupon Operator shall have ten (10) days to review and offer comments and suggestions to HSAC regarding such content. HSAC shall not be obligated to accept any such suggestions from Operator, and Operator shall no right to disapprove or block the distribution of such HSAC Local Content unless such HSAC Local Content is manifestly deragatory or dilutive to Operator's brand or tradenames/trademarks. The "Gross Profits" (i.e., gross sales less direct operating costs) of captured advertising, E-commerce and any other ancillary revenues generated by HSAC's or Operator's efforts specifically for and included within the HSAC Local Content will be deemed Gross Revenues for purposes of calculating the Operator's Share as set forth in Exhibit E.

                  4.4 Optional Services. HSAC may upon notice to and consent of the Operator (such consent not to be unreasonably withheld provided HSAC offers such Optional Services on a competitively-priced basis) develop and deploy Gross Revenue-generating Optional Services through the HSA Network Equipment for Data Subscribers and invoice for same. If HSAC deploys IP telephony or other Optional Service, HSAC shall pay Operator a percentage of the "Gross Profits" (defined in the previous subparagraph) generated from the sales/distribution of such services as set forth on Exhibit
E. Optional Services may or may not be branded under the Operator's logos and service marks as the parties agree.

                  4.5 Additional Connectivity Services. HSAC will have the right to market and deploy broadband connectivity services (via analog or xDSL modem, wireless/transciever, etc. broadband technology) to "dial-up" residential and commercial customers both within and outside the System area that do not qualify as homes passed/Cable Subscribers and do not utilize the Operator's RF plant/head-end equipment or the HSA Network Equipment. HSAC will pay 15% of the "Net Revenues" (i.e., gross revenues less any splits, leased line or other access fees, or other payments paid to the owner of the copper or other non-hybrid-fiber/coaxial network owner (be it an RBOC, other telco, or proprietary LAN owner such as a university, etc.) for access to its bandwidth) generated from such "dial-up" services to Operator. Such "dial up" customers will be deemed "owned" by HSAC for purposes of this Agreement. HSAC will retain such "dial up" customers and 100% of the Gross Revenues generated from "dial-up" services in the event of any termination or expiration of this Agreement; provided, that if the Operator expands/upgrades its System/RF plant such that HSAC's "dial-up" customers eventually qualify as homes passed or Cable Subscribers, HSAC will make commercially reasonable efforts to enroll such customers as Data Subscribers.

                  4.6 Security. HSAC may at its option make available security and encryption equipment and software to Data Subscribers at no additional charge to Operator; provided, that HSAC is not obligated to do so, nor shall it be liable or responsible in any way for the installation and performance of such equipment or software.

         5. Term of Agreement; Expiration; Termination Fee.

                  5.1 Term; Renewal. This term of this Agreement shall commence effective as of the date set HSAC accepts and countersigns the Operator's Adoption Supplement, and shall continue for a term of not less than sixty (60) months from the agreed "Launch Date" for each Member's System ,and expire on December 31st of the calendar year in which the 60th month falls (the "Initial Term"). The Network Services Agreement shall then renew itself effective as of January 1st of the next calendar year for a 12-month or 24-month term that runs concurrently with the term of any successor Master Agreement between NCTC and HSAC then in effect (i.e., the renewal of this Network Services Agreement may be for one or two years depending on the cycle) unless notice of intent not to renew is sent by either Member or HSAC to the other not less than less than 60 days or more than 120 days prior to such December 31st expiration date. Upon any such renewal, Member shall have the option of continuing to be governed by this Network Services Agreement, or any successor Network Services Agreement then in effect (except for the length of the term as provided in the previous sentence).

         Example #1: Operator enters into a Network Services Agreement with HSAC with an effective date of August 1, 1999, and HSAC launches HSAC Services on or before November 1, 1999. The Network Services Agreement will expire December 31, 2004. NCTC and HSAC agree upon a successor form of Network Services Agreement effective January 1, 2003. Operator shall have a 60-day option commencing September 1, 2004 to either (i) allow the Network Services Agreement to expire, or (ii) renew the Network Services Agreement then in effect with HSAC or adopt the terms and conditions of the successor Network Services Agreement for a period commencing January 1, 2005, and expiring on December 31, 2005.

         Example #2: Operator enters into a Network Services Agreement with HSAC with an effective date of August 1, 2000, and HSAC launches HSAC Services on or before November 1, 2000. The Network Services Agreement will expire December 31, 2005. NCTC and HSAC enter into a Successor Agreements and Network Services Agreement effective January 1, 2005. Operator shall have a 60-day option commencing September 1, 2005 to either (i) allow the Network Services Agreement to expire, or (ii) renew the Network Services Agreement then in effect with HSAC or adopt the terms and conditions of the successor Network Services Agreement for a period commencing January 1, 2005, and expiring on December 31, 2007.

                  5.2 Termination. This Agreement may be terminated as follows:

         (a) At Operator's option exercised on sixty (60) days written notice to HSAC, in which event Operator shall:

                  (i) purchase (or assume the leases) from HSAC at book value the HSAC Equipment and Home Equipment Packages committed to Operator's System, or, make available to HSAC all HSAC Network Equipment in good condition, normal wear and tear excepted, and exercise its commercially reasonable best efforts to assist HSAC with recovery of all Home Equipment Packages owned/leased by HSAC from Data Subscribers; AND

                  (ii) pay to HSAC a Termination Fee, i.e., an amount equal to the net present value of the Gross Revenues for HSAC Services which would otherwise have been generated from HSAC's then-existing base of Data Subscribers in the System, which in any event shall not be less than the amount required to fully reimburse HSAC for any unrecovered direct "up-front" capital, marketing, and operating costs incurred in deploying the HSAC Services in the System. If Operator and HSAC cannot agree upon the amount of any Termination Fee, they shall jointly engage and split the cost of a neutral appraiser/valuation specialist to place a value on such Termination Fee.

         (b) At HSAC's option exercised on sixty (60) days written notice to Operator, in which event HSAC shall be liable for damages as if Operator had terminated this Agreement because of breach by HSAC (subject to the limitations in Section 12).

         (c) By either party upon breach by the other as provided in Section 13, in which event the defaulting party shall be liable for damages for breach (subject to the limitations in Section 12).

         (d) By Operator, without further liability of either Operator or HSAC, if: (i) Operator and HSAC have not agreed upon a timetable for launch within the 30 day period provided under Section 3.1 (c); (ii) the HSAC Services have not been launched by the later of the agreed upon launch date or 180 days from the date the parties agreed upon the timetable; or (iii) HSAC has refused to deploy HSAC Services under the last sentence of Section 4.2.

         6. Fees for Services. HSAC will invoice Data Subscribers and pay to Operator the Operator's Share of Gross Revenues, Gross Profits and Net Gross Revenues as set forth on EXHIBIT E attached hereto.

         7. Designated Operator Personnel. Operator shall identify by name and location all Operator Designated Personnel required in Section 3. The personnel identified shall have authority to authorize an investigation of Service Failures in the RF portion of the Network and have knowledge of pertinent maintenance, repair and support procedures. The list of authorized Operator contact personnel is set forth in EXHIBIT F of this Agreement, provided that such list may be revised by Operator at any time as long as HSAC is informed in writing and such list includes at least three (3) Operator contact personnel.

         8. Designated HSAC Personnel. HSAC shall identify by name and location all HSAC Designated Personnel required in Section 3. The personnel identified shall have authority to authorize an investigation of Service Failures in the data portion of the HSA Data Network and have knowledge of pertinent maintenance, repair and support procedures. The list of authorized HSAC contact personnel is set forth in EXHIBIT G of this Agreement, provided that such list may be revised by HSAC at any time as long as Operator is informed in writing and such list includes at least three (3) HSAC contact personnel.

         9. Confidential Information.

                  9.1. Each party agrees that it shall not, during or after the term of this Agreement, permit the duplication, use, or disclosure of any Confidential Information to any person (other than an employee, agent, or representative of the other party who must have such information for the performance of its obligation hereunder), unless such duplication, use or disclosure is specifically authorized by the other party in writing. Each party shall (a) not disclose any Confidential Information to any third person without the express written consent of the disclosing party; (b) not use, directly, indirectly, or in concert with any other person, any Confidential Information for any purpose other than the performance of their obligations under this Agreement; (c) use reasonable diligence, and in no event less than that degree of care which such party uses in respect to its own confidential information of like nature, to prevent the unauthorized disclosure or reproduction of such information. Without limiting the generality of the foregoing, to the extent that this Agreement permits the copying of

Confidential Information, all such copies shall bear the same confidentiality notices, legends, and intellectual property rights designations that appear in the original versions.

                  9.2. Apart from HSAC's obligations to Operator under this section concerning confidentiality, HSAC shall have no obligation to delete or destroy Operator's information, including Operator's Cable or Data Subscriber listings, from its computer systems or backup and archival libraries until such time as HSAC's regular procedures for elimination of such data would normally delete or destroy such information. Following a Data Subscriber disconnect, Operator may require the elimination of its data maintained within HSAC's backup and archival libraries prior to the time the data would normally be deleted or destroyed by HSAC, and Operator shall pay for all expenses associated with the early deletion or destruction of all such data.

                  9.3. Operator acknowledges that the names and marks "HSA", "HSAC", "HSA Network", "High Speed Access Network", the "HSA Data Network" and other HSAC logos, program names, trademarks, service marks, programs, manuals, documentation, and other support materials covered by this Agreement or otherwise used in connection with the HSA Service, are the exclusive property of HSAC. Operator has not and will not acquire any proprietary rights thereto by reason of the Agreement, and Operator shall have no rights to use such names, marks, logos, variations or titles except at the times and in a manner expressly approved by HSAC. Operator shall not publish or disseminate any material that violates any restriction imposed by HSAC. Conversely, HSAC acknowledges that the Operator's logos, trademarks, service marks, programs, manuals, documentation, and other support materials covered by this Agreement or otherwise used in connection with the HSAC Services, are the exclusive property of Operator. HSAC has not and will not acquire any proprietary rights thereto by reason of the Agreement, and HSAC shall have no rights to use such names, marks, logos, variations or titles except at the times and in a manner expressly approved by Operator.

         10. Reproduction of Manuals and Documentation. Subject to the provisions of Section 9, Operator shall have the right, at no additional charge, to reproduce solely for its internal use, all manuals and documentation furnished by HSAC relating to the HSAC Services, regardless of whether such manual or documentation is copyrighted by HSAC. All copies of manuals or documentation made by Operator shall include any proprietary notice or stamp that has been affixed or is requested to be affixed by HSAC.

         11. Indemnity.

                  11.1 HSAC agrees to indemnify and save harmless Operator, and Operator agrees to indemnify and save harmless HSAC, from any liabilities, lawsuits, penalties, claims, or demands finally awarded or settled (including the costs, expenses, and reasonable attorneys' fees on account thereof) that may be made by any third party for injuries, including death to persons, resulting from the indemnifying party's negligent or willful acts or omissions or those of persons employed by the indemnifying party, its agents, or subcontractors. HSAC agrees to defend Operator, at Operator's request, and Operator agrees to defend HSAC, at HSAC's request, against any such liability, claim, or demand. Operator and HSAC respectively agree to notify the other party promptly of any written claims or demands against the indemnified party for which the indemnifying party is deemed responsible hereunder.

                  11.2 HSAC agrees to indemnify and save harmless Operator from all Third Party Threats (defined in Section 12 below) and claims arising as a direct result of HSAC's management, operation and control of the HSAC Services.

         12. Limitation of Liability and Disclaimer of Warranty.

                  12.1. In no event shall HSAC or Operator be liable to one another for (a) any special, indirect, incidental, punitive, or consequential damages, including loss of profits arising from or related to the breach of this Agreement, even if HSAC or Operator had been advised of the possibility of such damages; (b) damages (regardless of their nature) arising from any Third Party Threats (defined below) for any delay or failure by HSAC or Operator to perform its obligations under this Agreement due to any cause beyond their respective reasonable control; or (c) claims made a subject of a legal proceeding against HSAC or Operator more than twenty-four (24) months after any such cause of action first arose. HSAC and Operator specifically acknowledge and agree to the limitations on their respective liability to Data Subscribers as they relate to issues of lack of privacy and security, the possibility of viruses, offensive content, loss/theft of passwords, unauthorized access by hackers, etc. (i.e., "Third Party Threats"), as set forth in the End User Agreement (a copy which may be attached hereto as EXHIBIT H). HSAC and Operator further agree that all such liability limitations apply to Operator and its software systems and System as well. Operator and HSAC hereby waive the assertion of any claims relating to, and release each other from any liability for, any and all claims associated with or related to such Third Party Threats. Operator and HSAC agree to exercise their best efforts to maintain the secrecy of (and occasionally rotate) their software passwords, and notify the other if they become aware that their system passwords may be or have become compromised. HSAC will maintain appropriate policies of general liability, casualty and workers compensation insurance to cover HSAC's employees against injury to themselves or others and casualty accidents while working on Operator's premises/System. All such HSAC policies shall name Operator as an additional insured to the extent HSAC may legally do so. Operator shall furnish HSAC with a list of its System offices and head-ends for HSAC's insurance brokers.

                  12.2 HSAC'S AND OPERATOR'S LIABILITIES TO ONE ANOTHER UNDER THIS AGREEMENT (WITH THE EXCEPTION OF OPERATOR'S LIABILITY TO HSAC FOR ANY TERMINATION FEE UNDER SECTION 5.2(ii)), WHETHER UNDER CONTRACT LAW, TORT LAW, OR OTHERWISE, SHALL BE LIMITED TO THE LESSER OF (a) THE AVERAGE MONTHLY OPERATOR'S SHARE OF GROSS REVENUES (OR HSAC'S SHARE, AS THE CASE MAY BE) FOR THE MONTH IN WHICH THE LIABILITY AROSE, OR EQUIVALENT THEREOF, FOR HSAC SERVICES PERFORMED UNDER THIS AGREEMENT FOR THE ACTUAL NUMBER OF MONTHS DURING WHICH THE PROBLEM EXISTED; OR (b) THE ACTUAL AMOUNT OF MONEY DAMAGES INCURRED BY OPERATOR OR HSAC.

                  12.3 Nothing in this Section 12 shall be interpreted to limit the indemnity obligations of the parties set forth in Section 11 above.

         13. Default and Termination. If either party defaults in any material respect in the performance of any of its material obligations hereunder and such default shall not be cured within thirty (30) days after written notice thereof from the other, or if either party becomes insolvent, or if a petition under any bankruptcy act shall be filed by or against either party (which petition, if filed against any affiliate of either party, shall not have been dismissed within thirty (30) days thereafter), or if either party executes an assignment for the benefit of creditors, or if a receiver is appointed for the assets of either party, or if either party takes advantage of any insolvency or any like statute (any of the above acts are hereinafter called "Event of Default"), then the other party may at its option, in addition to any and all other rights which party may have, declare a default and terminate this Agreement by giving written notice to the other party within ten (10) business days from the date of the occurrence or maturity of any Event of Default. Notwithstanding any other provision of this Agreement, neither HSAC or Operator will be deemed in default of this Agreement to the extent any delays in their respective performance are reasonably and demonstrably attributable to the actions or inaction of the other or events and circumstances outside of their reasonable control, including, but not limited to, the actions or negligence of third party vendors. For example, HSAC will not be deemed in default of this Agreement if (i) a Regional Bell Operating Company ("RBOC") or other telephone network provider (a "telco") is late in installing T-1 or other transport from a System head-end to the ISP portal following the submission of a timely order by HSAC, or (ii) an equipment vendor (e.g., COM21) fails to meet its delivery deadlines with respect to HSAC Network Equipment or Home Equipment Packages.

         14. Independent Contractor. All work performed by HSAC in connection with the HSA Service described in this Agreement shall be performed by HSAC as an independent contractor and not as the agent, employee, joint venture or partner of Operator. All persons furnished by HSAC shall be for all purposes solely HSAC's employees or agents and shall not be deemed to be employees of Operator for any purpose whatsoever. HSAC shall furnish, employ, and have exclusive control of all persons to be engaged in performing services under this Agreement and shall prescribe and control the means and methods of performing such maintenance services by providing adequate and proper supervision. Nothing contained herein shall be deemed to create a relationship of joint venture, associates, principal and agent or partnership between the parties hereto and neither party shall hold itself out of the contrary. Each party is acting as principal hereunder.

         15. Force Majeure. Neither party shall be responsible for any Service Failure or delay or failure in performance of any part of this Agreement to the extent that such delay or failure is caused by fire, flood, explosion, war, lightning, embargo, government requirement, riots or civil commotion, acts of civil or military authority, strikes or other labor unrest, power surges, acts or omissions of carriers/utilities, acts of God, or other similar causes or contingencies beyond its reasonable control (i.e., a "Force Majeure"); provided, that neither party shall relieved under this Section 15 from its obligations under Sections 3.5 and 3.6 hereof with respect to timely repairs (i.e., thirty
(30) days or

less) of Service Failures caused by such Force Majeure once the condition is removed. If any such an event of Force Majeure occurs and such event continues for ninety (90) days or more, the party delayed or unable to perform shall give immediate notice to the other party, and the party affected by the other's delay or inability to perform may elect to suspend performance of its allocable portions or duties with respect to the HSAC Services for the duration of the condition. The affected party or parties may resume performance of its duties once the condition ceases, and the term of this Agreement shall by notice be deemed to be extended for such affected System up to the length of time the condition endured.

         16. Assignment. This Agreement shall be binding on the parties hereto and their respective successors and assigns; PROVIDED, that each party hereto shall be permitted, upon 30 days advance written notice to the other, to assign (by assets purchase or other written agreement, merger, consolidation, sale of assets, operation of law or otherwise) its rights, title and interest under this Agreement to a successor entity which specifically assumes the assignor's rights, title and interest under this Agreement prior to or contemporaneous with the closing of such assignment. No such assignment shall relieve a party of its obligations hereunder. All assignments in contravention of this section shall be null and void. Both HSAC and the Operator will be permitted to collaterally assign and grant a security interest in its contract rights and tangible/intangible property interests (including the HSA Network Equipment and Home Equipment Packages) arising under this Agreement for purposes of securing financing from its commercial lenders.

         17. Amendments, Modifications, or Supplements. Amendments, modifications, or supplements to this Agreement shall be permitted, provided all such changes shall be in writing signed by the authorized representatives of both parties, and all such changes shall reference this Agreement and identify the specific articles or sections of this Agreement that is amended, modified, or supplemented.

         18. Notices. All notices, demands, or other communications herein provided to be given or that may be given by any party to the other shall be deemed to have been duly given when made in writing and delivered in person, or upon receipt, if (a) deposited in the U.S. mail, postage prepaid, certified mail, return receipt requested; or (b) sent by nationally recognized overnight courier in a postpaid wrapper, and addressed as follows:

         Notices to HSAC:           HIGH SPEED ACCESS CORP.
                                    4100 E. Mississippi Ave., Suite 1150
                                    Denver, CO 80222
                                         Attn:  Ron Pitcock, Sr., President
                                         Phone: 303-256-2005, fax:  2050

                  With a copy to:   HIGH SPEED ACCESS CORP.
                                    1000 West Ormsby Ave., Suite 210
                                    Louisville, KY 40210
                                         Attn:  John G. Hundley, General Counsel
                                         Phone: 502-515-3342, fax:  3101

         Notices to Operator:       As set forth in the Adoption Supplement
or to such address as the parties may provide to each other in writing from time to time.

         19. Obligations to Survive Termination. The parties recognize and agree that the obligations of the other party under Sections 9, 11 and 12 of this Agreement shall survive the termination or expiration of this Agreement.

         20. Governing Law. The validity, construction, interpretation, and performance of this Agreement shall be governed by and construed in accordance with the laws (without reference to the conflicts of laws rules) of the State of Delaware.

         21. Headings. The headings contained in this Agreement are for convenience of reference only and are not intended to have any substantive significance in interpreting this Agreement.

         22. Waivers. Any waiver by either party of any breach of any term or condition hereof shall be effective only if in writing and such writing shall not be deemed to be a waiver of any subsequent or other breach, term or condition of this Agreement.

         23. Authority; No Conflicting Agreement. The officers signing on behalf of the parties to this Agreement acknowledge that they have read and understand this Agreement and hereby warrant that each has full power and authority to execute this Agreement and bind the respective parties hereto. Each party further represents that it is not bound by any other agreement that would prevent full performance of this Agreement.

         24. Y2K. Operator and HSAC represent and warrant to the other that each has taken or is taking all actions necessary and appropriate to assure that there shall be no material adverse change to its respective business or electronic systems or material interruptions in the operation and delivery of HSAC Services as provided in this Agreement (aside from normal data packet delays, distortions, and losses (i) on the Internet backbone, (ii) during transport to the Internet backbone on telecommunication lines leased from a third party, or (iii) during transport from Data Subscribers to HSAC over a coaxial cable or fiber optic line) by reason of the advent of the year 2000, including, without limitation, that all its respective computer-based systems, embedded microchips and other data processing capabilities have been designed or modified and fully tested in such a manner that such computer-based systems, embedded microchips and other data processing capabilities will not generate any invalid and/or incorrect date-related results or cause any of the problems commonly referred to as "Year 2000 problems" and will, without interruption or manual intervention, continue to operate consistently, predictably and accurately and in accordance with all of the requirements of this Agreement, including without limitation, meeting all specifications and/or functionality and performance requirements, when used during any year prior to, during or after the calendar year 2000. Neither Operator or HSAC warrant that interruptions in HSAC Services will not occur due to the network or systems failures of other parties, including utilities and phone services, caused by "Year 2000 problems."

         25. Franchise Authority. Operator represents and warrants to HSAC that to the best of its knowledge after due inquiry Operator's cable TV franchise agreement with the state or local governmental agency with authority over the System authorizes Operator (and HSAC) to offer the HSAC Services, or does not prohibit Operator or HSAC from offering the HSAC Services. Operator shall use its reasonable best efforts to obtain any required supplemental or separate "data over cable" franchise from such governing authority and preserve the exclusivity of HSAC's rights to provide HSAC Services under any such separate franchise. Collection and payment of any franchise fees and/or sales taxes will be handled as described in EXHIBIT E.

         26. Regulatory Compliance. HSAC and Operator agree to comply with all applicable federal, state and local laws and regulations, including specifically those pertinent regulations promulgated by the public utilities commission in Operator's state (or where the System is situated) and the Federal Communications Commission, which may govern or affect the provision of HSAC Services to Data Subscribers covered by this Agreement.

         27. Arbitration. Any dispute arising out of or relating to this Agreement or the breach, termination or validity hereof, shall be finally settled by arbitration conducted expeditiously in accordance with the American Arbitration Association Commercial Arbitration Rules, without the requirement that the American Arbitration Association or its arbitrator (the "Arbitrator") be used. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. ss.ss. 1-16, and judgment upon the award rendered by the Arbitrator may be entered by any court having jurisdiction thereof. The place of arbitration shall be at a "neutral" location to be mutually agreed upon by the parties to the arbitration. The Arbitrator is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any damages in excess of compensatory damages as limited by Section 12.2 hereof. The procedures specified in this section shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to this Agreement; provided, that a party may seek a preliminary injunction or other provisional judicial relief if in its judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action, the parties will continue to participate in good faith in the procedures specified in this Section. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in this section are pending. The parties will take such action, if any, required to effect such tolling. Each party is required to continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement.

         28. Entire Agreement. This Agreement and the Exhibits hereto constitute the entire agreement between the parties and any parties who have in the past or who are now representing either of the parties hereto, and replaces and supersedes all prior agreements, written and oral, relating to the subject matter hereof, between the parties to this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

                                          HIGH SPEED ACCESS CORP.


                                          By:
                                             -----------------------------------
                                          Name:
                                               ---------------------------------
                                          Title:
                                                --------------------------------

                                          --------------------------------------
                                          d/b/a
                                               ---------------------------------

                                          By:
                                             -----------------------------------
                                          Name:
                                               ---------------------------------
                                          Title:
                                                --------------------------------

                                    EXHIBIT A

          CABLE TELEVISION/AFFILIATE SYSTEMS COVERED BY THIS AGREEMENT


System                   Install                Beta                 Launch






                                 To be completed

                                    EXHIBIT B

                            SYSTEM DATA REQUIREMENTS
                     (TECHNICAL REQUIREMENTS FOR RF PLANTS)

         A. HSAC will inspect and characterize the two-way cable plant to determine its feasibility for digital data transmission. This characterization will focus on the integrity of the cable plant against interference, intermod distortions, ingress, system noise, and transient/impulse noise.

         B. HSAC has established guidelines for Operators wishing to implement digital data transmission on their cable plant. The guidelines will recommend CATV plant and equipment configurations to achieve a desired level of signal reliability and quality in digital data transmission.

         C. Operator's RF/cable network must continuously meet the following minimum performance standards, measured at designated end-of-line test points throughout the cable plant. Although constituting on a sample of pertinent issues, the following test points should be selected such that they are representative of all areas of the cable distribution system.

         D. A written report detailing network deficiencies and recommendations ("Attainment Measures") for improvement will be furnished to the Operator.

                          ANALOG PERFORMANCE PARAMETERS

1) IN-BAND FREQUENCY AMPLITUDE RESPONSE - Frequency response of the cable network indicates the variation of system gain as a function of frequency measured in dB. As a general guideline the amplitude characteristic shall be within a range of +/- 2 dB from 0.75 MHz to 5.0 MHz above the lower boundary frequency of a cable television channel, referenced to the average of the highest and lowest amplitudes within these frequency boundaries.

2) VISUAL CARRIER-TO-NOISE RATIO (CNR) - The guideline that HSAC establishes for CNR values is in accordance with FCC specification 76.6059(a)(7) that defines the ratio of RF visual signal level to system noise to be not less than 43 dB.

3) DISTORTIONS - Distortions are defined as the ratio of visual signal level to RMS amplitude of any coherent disturbances such as intermod products, second and third-order distortions or discrete frequency interfering signals not operating on proper offset assignments. The guideline which HSAC has established is defined by FCC specification 76.605 (a)(8) and specifies the following: (i) the ratio of visual signal level to coherent disturbances shall not be less than 51 dB for non-coherent channel cable television systems, when measured with modulated carriers; and (ii) the ratio of visual signal level to coherent disturbances which are frequency-coincident with the visual carrier shall not-be less than 47 dB for coherent channel cable systems, when measured with modulated carriers and time-averaged.

4) HUM MODULATION - This is the variation in the amplitude of a CW carrier at the power line frequency of 60 Hz or its harmonics induced as a result of passing through the cable network. The HSAC guideline is defined by FCC regulation 76.605(a)(10), which requires that the peak-to-peak variation in visual signal level caused by undesired low frequency disturbances (hum or repetitive transients) generated within the system, or by inadequate low frequency response, shall not exceed 3 percent.

5) INGRESS AND IMPULSE NOISE LEVELS - Ingress is the level of unwanted ambient signals leaking into the CATV plant as a result of such things as imperfect shielding, loose connectors, cracked cabling and other plant defects. Impulse noise has different spectral characteristics, which invades spectral power densities as the frequency increases. Causes of impulse noise include AC arcing of electric motors, power utility transformers, electrostatic discharges, lightning and other transient sources that can produce a loss of synchronization on digital transmission systems. In characterizing plant performance, HSAC guidelines dictate that impairments should be maintained, collectively, at a nominal averaged level not to exceed -50 dBc with respect to video carriers, while recognizing that noise becomes visible in the video domain at -55 dBc and will thus cause deterioration to optimum synchronization of the data carrier. Further, to maintain optimal RF downstream efficiency, HSAC specifies impairments that cause end-of-line Carrier-to-Noise (CNR) performance to drop below a minimum constant value of 43 dB is unacceptable and will result in interrupted high-speed data access service to the customer.

6) GROUP DELAY RESPONSE DISTORTION - No standards are currently defined that specify minimum performance for this parameter. HSAC guidelines however specify that as a general rule, delay response over the return path should match that over the forward path. It is recommended that the return frequencies be located 6 MHz from either the upper of lower limits of the return bandwidth. This will help minimize any group delay associated with the roll-up or roll-off of the return spectrum.

7) RETURN PLANT VISUAL CARRIER-TO-NOISE RATIO (CNR) - HSAC guidelines specify a minimum 36 dB visual CNR over the return plant, defining 40 dB CNR as the more ideal threshold parameter. The expected higher level of noise sources in the return path is mitigated by the reduction of video and data carriers on the upstream.

8) RETURN IN-BAND FREQUENCY AMPLITUDE RESPONSE DISTORTION - HSAC guidelines are consistent with FCC specification 76.605(a)(6), requiring that the amplitude characteristic of a video carrier in the return direction to be within a range of +/- 2dB from 0.75 MHz to 5.0 MHz should also apply to reverse video transmission.

9) DISTORTION - HSAC expects that the level of CSO and CTB distortions on the return path* will be generally lower than the forward path, due to the limited number of RF video carriers interacting with each other in this sub-low frequency spectrum. To maintain the integrity of the return path data transmission, HSAC would generally not expect to see more than two video carriers in this spectrum. Therefore, HSAC guidelines for distortions in the return path follow the same FCC specification 76.605 (a)(8) which applies to the forward path, which is not less than 51 dB for standard CATV systems (modulated carriers and time averaged).

10) SIGNAL AVAILABILITY- HSAC in cooperation with the system partner will jointly maintain the same goal of providing reliable, uninterrupted signal transport over both the forward and reverse* plant. Cable maintenance practices that routinely interrupt service must be discouraged, and HSAC requests that the Operator provide it with advance notice of any interruptive testing or maintenance practice that could result in the disruption of signal flow in either the forward or return path. This advance notice is required in order that proper customer service levels can be adequately maintained. In extreme cases, high speed data customers can be notified of possible service disruptions.

11) TESTING - HSAC and Operator jointly agree to periodically test the forward and return* RF paths of the CATV system. Such testing is required to document performance parameter thresholds to the extent that high-speed data services are not adversely affected. In the absence of such routine testing, Operator agrees to notify HSAC of any adverse irregular signal level condition on the plant, intermittent or continuous, which persists longer than a 12-hour interval.

* Applies only to 2-way cable plant high speed data solution. Single path, 1-way hybrid high speed data solutions need not adhere to these specifications.

                                    EXHIBIT C

                    ESCALATION PROCEDURES FOR TROUBLESHOOTING

                                 TIER I SUPPORT

Tier I customer service/OnLine Help Desk is the "front line" of the HSA Corp./MSO product offering. The responsibility of Tier I service is to provide information to the customer, initiation and changes of service, billing inquiries and some low-level trouble shooting, and frequently asked questions. Tier I will include the following:

o    Start, stop and changes of service.

o    Determination of service eligibility.

o    Product information

o Provisioning and initial setup script - IP address generation, logins, email setup, password capturing, etc.

o    Service installation and dispatch scheduling and setup.

o    Trouble ticket status reporting.

o Initial problem resolution. Tier I will include reasonably simple scripted troubleshooting (based on script provided by HSCA) and cable network related problem diagnosis.

o    Billing and pricing questions.

                                 TIER II SUPPORT

Tier II customer service is the diagnostic and problem resolution layer of the HSAC/MSO customer service offering. In this layer, the symptoms of the problems are understood and recorded, the problem(s) are determined and action is taken to resolve problem(s). This group will have advanced technical troubleshooting skills and tools. Support from this group will include:

o    Desktop OS support.

o    HSAC network information.

o    HSAC delivered software support.

o    Problem diagnosis and resolution.

o    Build knowledge base and on-line information systems.

o    Handle Wed and E-mail support.

                                TIER III SUPPORT

Tier III will provide customer service and network operations support. This group will handle any call not able to be resolved by Tier II. In addition to resolving the more difficult customer problems, this group will be doing ongoing network monitoring.

                                    EXHIBIT D

                     NON-TRANSFERABLE COMPLEMENTARY ACCOUNTS
                            FOR THE HSA DATA NETWORK


                               [to be determined]

                                    EXHIBIT E

OPERATOR'S SHARE OF GROSS REVENUES.

                  E.1 Base Payments for HSAC Services. During the term of this Agreement, HSAC will pay to the Operator an amount (i.e., the "Operator's Share"), equal to the percentages, by service category of Gross Revenues, Gross Profits or Net Revenues, as shown in TABLE A below.

                                     TABLE A



----------------------------------------------------------------------------------------------
                  SERVICE                                OPERATOR'S SHARE
----------------------------------------------------------------------------------------------

          One/Two Way Cable Modem                      50% of Gross Revenues
----------------------------------------------------------------------------------------------
        Local Content (Section 4.3)                    50% of Gross Profits
----------------------------------------------------------------------------------------------
      Optional Services (Section 4.4)      50% of Gross Profits unless otherwise agreed
----------------------------------------------------------------------------------------------
           Dial Up (Section 4.5)                        15% of Net Revenues
----------------------------------------------------------------------------------------------

(As used herein, "HSA's Share" shall mean 1.00 minus the Operator's Share.)

                  E.2 Data Subscriber Refunds. HSAC's local management will have the discretion to offer reasonable credits/refunds of Gross Revenues to Data Subscribers resulting from Out-of-Compliance Events, which amounts shall be deducted from the Operator's Share. The determination of when Out-of-Compliance Events occur may be monitored and reported by HSAC to the Operator on a monthly basis. As used herein, an "Out-of-Compliance Event" occurs when the HSAC Services are repeatedly rendered inoperable or unusable due to the System failing to meet System Data Requirements or to repeated Service Failures traceable to the Operator's RF plant/System (and such is not corrected within the period specified in Section 3.5 of the Agreement) other than failures caused by a Force Majeure.


                  E.3 Billing; Sales Taxes; Franchise Fees.

                      E.3.1 Operator at its option elect to implement and operate a billing systems and invoice Data Subscribers directly for all HSAC Services, in which case HSAC shall invoice Operator (with a copy to NCTC) monthly, in advance, for all HSAC Services to be provided to Data Subscribers, by delivering to Operator a statement (a "Statement") showing the computation of Operator's Share (derived from the total number of Data Subscribers and Gross Revenues, Gross Profits, or Net Revenues) and corresponding HSAC Share, in accordance with this EXHIBIT E..

                      E.3.2 Unless Operator elects to operate the billing system for Data Subscribers, HSAC will implement and operate the billing system and invoice Data Subscribers for all HSAC Services, in which case HSAC shall invoice Data Subscribers monthly, in advance, for all HSAC Services to be provided to Data Subscribers, and deliver to Operator a related Statement.

                      E.3.3 Except as otherwise provided in Section 25 regarding franchise taxes, the party electing to invoice Data Subscribers under Section
E.4.1 or E.4.2 above shall bear all risk associated with the collection and remittance of applicable sales and use taxes and franchise taxes, provided that HSAC will remit to the Operator for pass-through remittance by the Operator to the franchise authority (which Operator agrees to do on a timely basis) of any applicable franchise taxes HSAC collects from Data Subscribers.

                      E.3.4 Operator shall provide HSAC access (both print copy and electronically at HSAC's expense) to its Customer Lists and other customer databases on a confidential basis for the purpose of developing and implementing a billing system. HSAC and Operator shall work together to develop and implement an electronic interface between HSAC and Operator for tracking and invoicing Data Subscribers and vendors. HSAC may at its expense arrange for a data exchange/software interface to be written and implemented which enables HSAC to access and interface with Operator's billing system for purposes of updating on a real-time basis both HSAC's and Operator's records regarding the status of Data Subscriber accounts so that such accounts may be automatically managed in the same manner that as Cable Subscriber accounts are managed.


                  E.4 Settlement; Verification.

                      E.4.1 Where Operator acts a billing party under Section
E.3.1 above, within forty-five (45) days following the end of each and every calendar month during the term hereof, Operator shall remit a check to HSAC for HSAC's Share.

                      E.4.2 Where HSAC acts a billing party under Section E.3.2 above, within forty-five (45) days following the end of each and every calendar month during the term thereof, HSAC will deliver to Operator a Statement for such month and remit a check for same.

                      E.4.3 HSAC will keep books and records relating to the Operator's Share in accordance with generally accepted accounting principles, consistently applied. During the term hereof and for one year thereafter, Operator, NCTC or their authorized representatives may, at their own expense, visit HSAC's offices during regular business hours, subject to suitable protections relating to confidentiality and non-disclosure, to inspect and make extracts and copies of any such books and records in order to determine the accuracy of the Statements. If any audit of Statements undertaken by Operator or NCTC in accordance with this Section E.3 discloses a five percent (5%) or greater discrepancy from the Statement(s) generated by HSAC, HSAC shall pay such amounts to the affected Operator and reimburse such Operator or NCTC for all costs incurred by Operator in connection with such audit.

                  E.5 Subscriber Rates. HSAC and Operator agree that Data Subscriber rates will be reviewed and subject to a rate increase or decrease based on market factors. Initially, Data Subscriber rates for base HSAC Services are as follows:


RESIDENCE CABLE            500 Kbps* downstream                $ 39.95/month

RESIDENCE CABLE            1 Megabit* downstream               $ 99.95/month

BUSINESS CABLE             500 kbps* downstream                $   195/month

BUSINESS CABLE             1 Megabit* downstream               $   500/month

*all bandwidth speeds are approximate, and will vary depending upon a multitude of factors, including RF Plant condition, whether the System is One-Way or Two-Way, etc. Upstream rates may or may not be synchronous.

All cable modem rentals:   $9.95/month

                                    EXHIBIT F

                           LIST OF AUTHORIZED OPERATOR
                                CONTACT PERSONNEL

                                    EXHIBIT G

                    LIST OF AUTHORIZED HSAC CONTACT PERSONNEL

                      Network Operations Center/Call Center
               1000 W. Ormsby Ave, Suite 210, Louisville, KY 40210
            Main Corporation Phone No.: 800-569-0565 or 502-515-3333


NOC Console/Office (Louisville)             800-567-0579

                                     Phone                                 Pager #s
                                     -----                                 --------
     Tony Lott*                  502-515-3013                          888-208-7272
     Anthony Abounder            502-515-3327                          800-759-8888 (PIN 1106620)
     Mark Ludeker                502-515-3019                          800-759-8352 (PIN 1273377)

OnLine Help Desk           888-550-9400 or 899-569-0565

     Howard Williams             502-515-3331

Head-End/RF Troubleshooting

     Tim Emig*                   502-515-3108                          800-759-8888 (PIN 1361615)

Project Management/Activation Scheduling

     Hal Cook                    303-256-2013
     Brad Hayden                 303-256-2012

System Engineering

     Jorge Salinger              303-256-2045
     Chad Thornburg              502-213-3666
                                 800-569-0565

                                    EXHIBIT H

                  CUSTOMER END USER/INTERNET SERVICES AGREEMENT


       See attached form of Internet Services/Customer End User Agreement.